Third Quarter 2023 Earnings Conference Call
October 26, 2023

Presenters
Steve O’Hara, VP of Investor Relations
Andy Nemeth, CEO
Jeff Rodino, President
Matt Filer, Interim EVP, Finance, CFO & Treasurer

Q&A Participants
Scott Stember--ROTH MKM Partners
Daniel Moore--CJS Securities
Michael Swartz--Truist Securities
Noah Zatzkin--KeyBanc Capital Markets
Craig Kennison--Robert W. Baird & Co.
Griffin Bryan--D.A. Davidson & Co.

Operator
Good morning, ladies and gentlemen, and welcome to Patrick Industries' Third Quarter 2023 Earnings Conference Call. My name is Rob and I'll be your operator for today's call. At this time, all participants are in listen-only mode. The question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press “*” “0” on your telephone keypad. Please note this conference is being recorded. And I will now turn the call over to Mr. Steve O'Hara, Vice President of Investor Relations. Mr. O'Hara, you may begin.

Steve O'Hara
Good morning, everyone, and welcome to our call this morning. I'm joined on the call today by Andy Nemeth, CEO, Jeff Rodino, President, and Matt Filer, Interim CFO.

Certain statements made in today's conference call regarding Patrick Industries and its operations may be considered forward-looking statements under the securities laws. There are a number of factors, many of which are beyond the company's control, which could cause the actual results and events to differ materially from those described in the forward-looking statements.

These factors are identified in our press releases, our Form 10-K for the year ended 2022, and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update these statements to reflect circumstances or events that occur after the date the forward-looking statements are made. I would now like to turn the call over to Andy Nemeth.

Andy Nemeth
Thank you, Steve. Good morning, everyone, and thank you for joining us on the call today. Before discussing the results for the third quarter and first nine months of 2023, I want to take a moment and continue to thank our amazing team members for their dedication and commitment in driving solid organizational performance during incredible dynamic market conditions.

Our success would not be possible without their hard work, attention to detail, and commitment to excellence and quality customer service. Our team continues to be driven by a purpose and passion for the great outdoors and the impact our branded quality, innovative products and services can have as we strive to elevate the customer experience for our valued partners in the outdoor enthusiast and housing markets.

Over the past few years, our strength, resilience, and results have reflected the benefits of our strategic diversification, and this quarter was no exception. In spite of the fluid dynamics of our end market landscape in the face of a challenging macroeconomic environment, specifically related to the highest interest rates in more than 20 years, our team and flexible business model continue to adapt and perform, our balance sheet remains well capitalized with plenty of liquidity, and our cash flows evidence the underlying strength of our portfolio of branded companies that drive our organizational model.

In addition to the benefits of our diversification and strategic model, our three end market-focused businesses have unique advantages that complement each other in our portfolio. Our RV focused business units generally have a highly leverageable variable cost structure that is also highly scalable up and down in alignment with real-time changes to production levels.

Our marine focused business units generally have a higher fixed cost structure that generally delivers a higher engineered core competency value proposition. And our housing focused businesses generally offer us a more stable, low overhead platform with a low fixed cost structure that is highly leverageable, especially in the event production volumes improve.

Many of our businesses cross pollinate in manufacturing competencies, continuous improvement opportunities, product lines, capacities, and markets, allowing us to constantly synergize and continue to bring new innovations to our customers. The current general theme across our end markets, from our perspective, can be broadly centered around the overhang of high interest rates and their impact on retail consumer sales conversion, dealer inventory stocking, and overall increased hurdle rates for return on capital.

Over the last 15 months, OEMs in the RV industry have skillfully managed their production downward, showcasing the industry's real-time scalability, adaptability, and maturity. As we head into the fourth quarter, we see the industry currently matched in a period where retail registrations and wholesale production are closely aligned and positioned for a one-to-one basis and very nimble, ready to pivot.

Our teams have done an exceptional job of flexing our cost model in alignment and executing on numerous automation initiatives to improve our productivity, throughput, and efficiency. And we will continue to support our OEM partners’ diligence and remain prepared to respond swiftly when we need to ramp up production or scale back further, if needed.

On the marine front, as we noted last quarter, marine OEMs have responded in real time to inventory restock calibration in the field in partnership with what we believe, similar to the RV industry, is a cautious dealer base that appears extremely sensitive to inventory imbalance in the channel and the high carrying cost of floor plan financing.

Retail on the marine side has held up better than we expected with OEMs and dealers alike intent on keeping dealer inventories and their floor plan costs as low as possible in this environment and extremely manageable. On the housing front, our housing markets, both manufactured and single-family/multi-family, have also been very disciplined in their production and build schedules in markets where we believe there is and expect will continue to be a shortage of overall housing inventory.

Beginning in mid-fiscal 2022 and carrying through fiscal 2023, we have worked to identify and eliminate costs without compromising the quality and reliability of our operations. On an annualized basis in 2023, we eliminated an estimated $100 million in total costs, enhancing our ability to maintain margins as we respond to market conditions and industry trends.

Our margins have remained resilient amid slowing marine production and what we now expect to be the lowest RV production in 10 years. Our team's disciplined execution on labor and cost management, in addition to our investments in automation and continuous improvement helped drive gross margin improvement of 170 basis points, while our operating margin declined just 10 basis points despite the 22% reduction in net sales.

Additionally, our adjusted EBITDA margin increased 130 basis points from the third quarter of 2022. From a working capital perspective as well, we have continued our disciplined inventory management strategy that enabled us to reduce inventory by $37 million in the third quarter of 2023 and $150 million year-to-date and more than $215 million in the last 12 months, further evidencing the nimbleness of our operating model and our team's ability to adeptly and successfully manage working capital.

These measures have not only bolstered our financial stability but have also paved the way for us to seize opportunities and maximize the profitability of our business when production increases in the future. The core of our business is built around a brand fronted foundation anchored in the entrepreneurial spirit, focused on our innovative full component solutions model. We strategically and organically built a product offering that strives to deliver a “Good, Better, Best” value proposition with our strategic diversification representing a further extension to bring the best solutions to our customers.

We offer customers a full line of products, both up and down scale in order to meet their needs along a continuum of feature and price. Our goal is for our customers to be confident that we have what they need to design, engineer and build their RVs, boats, and houses no matter what category of product line they are producing.

With RV OEMs looking to reduce their ASPs in this environment, the importance of our “Good, Better, Best” model is clear and evident and remains the cornerstone of our brand forward go-to-market strategy. With this model, we expect to continue to gain share, which will continue to pay dividends when production levels increase.

The strength and resilience of our operating model, liquidity, and competitive leverage position has enabled us to be proactive and strategic in a cautious environment and further invest in our foundational model to continue to future-proof our business and drive off of our already solid foundation. As mentioned, our brands and the strength of their teams are the foundation of our company, driving our innovation and the engineering of new products every year, bringing new ideas and solutions to our OEM partners. As we continue to be forward thinking, we plan to further enhance and embed our strategic value proposition.

One example, as we head into the last quarter and upcoming model year, is our deep focus on collaboration across business units to create a seamless process to improve product solution innovation through the creation of Patrick's Advanced Products Evolution group. This independent focused engineering team will work closely with our already established innovation team and together will help our brands collaborate, shorten product development times, and elevate our commitment to excellence as we look ahead to the exciting rollout of model year 2025 units and beyond in our markets.

Before we highlight our third quarter year-over-year financial performance, let's revisit the 2019 comparison we've made in the past two quarters that we believe demonstrates the improved resiliency and profitability of Patrick. In the third quarter of 2023, RV wholesale unit shipments were

21% lower than the same period in 2019. Despite the sharply lower unit volumes, total revenue in the third quarter of 2023 was 53% higher than 2019.

Gross margin was 460 basis points higher and operating margin was 160 basis points higher, helping drive a 97% increase in EPS versus the same period in 2019. In addition, this quarter, we generated $105 million of free cash flow versus $24 million in 2019. Compared to our results last year, our third quarter revenues decreased 22% to $866 million. And on a trailing twelve-month basis, our consolidated revenues were approximately $3.6 billion.

Our net income in the third quarter decreased 33% to approximately $40 million, and net income per diluted share was $1.81. As a reminder, we are comparing to a prior year period where we hit third quarter records related to revenue and net income.

Our team delivered another impressive cash flow performance this quarter with operating cash flow of $115 million, implying free cash flow in the quarter of $105 million. We ended the third quarter with total net liquidity of approximately $700 million which along with our free cash flow reflects our prudent financial management and heightened ability to execute on growth opportunities while maintaining the flexibility to continue to pivot and weather current and future macroeconomic challenges and opportunities. I’ll now turn the call over to Jeff, who will highlight the quarter and provide more detail on our end markets.

Jeff Rodino
Thanks, Andy, and good morning, everyone. Our third quarter RV revenues, which represents 46% of our consolidated total decreased 24% to $400 million when compared to the same period in 2022. Our RV content per unit decreased 2% on a TTM basis to $4,957 per unit, driven by our actions to pass along favorable pricing to our customers, reflecting certain declining commodity costs and smaller units taking a larger percentage of production mix, partially offset by market share gains.

Additionally, from our operating perspective, OEMs returned to a more predictive production schedule in the third quarter, which allowed us to better allocate our resources and plan further ahead for better efficiencies. RV wholesale unit shipments of approximately 73,300 units decreased by 20% or more than 18,000 units from the third quarter of 2022. We currently estimate third quarter retail registrations were approximately 105,800 units, an estimated decline of approximately 13% compared to the third quarter of 2022. The metrics we have outlined imply a net decrease in dealer inventories of approximately 32,500 units during the quarter and approximately 78,000 units year-to-date.

Our estimates indicate that the TTM dealer inventory weeks on hand at the end of the third quarter of 2023 have declined to approximately 12 to 14 weeks from 19 to 21 weeks at the beginning of fiscal 2023 and 16 to 18 weeks at the end of the second quarter of 2023. This is well below historical levels of approximately 26 to 30 weeks.

From a model year mix perspective, as it relates to the current dealer inventory levels, we believe the ratio of prior model year units that currently sit on dealer lots reflects a more normal relationship compared to what we experienced over the first half of the year. For context, we estimate just 300,000 model year '23 units were built versus an estimated 650,000 model year '22 units. Our marine revenues, which represents 24% of our third quarter 2023 consolidated sales, decreased 24% to $205 million on wholesale shipments that are estimated to have declined 23% in the quarter.

We believe dealer inventory restocking reached an equilibrium toward the end of the quarter, and marine OEMs and dealers are acting in a very disciplined manner as they manage the slower part of the selling season with model year inventory mix that appears close to normal. As noted, we estimate marine wholesale unit shipments were down 23% in the quarter to approximately 35,000 to 40,000 units on retail unit shipments that were up 1% to a range of 45,000 to 50,000 units. We estimate more than 20,000 units were taken out of inventory in the second quarter of 2023 and more than 10,000 units in the third quarter of 2023.

Our estimated marine content per wholesale unit increased 3% on a TTM basis to $5,009 compared to the same period of 2022. We estimate overall dealer inventories are at approximately 20 to 22 weeks on hand at the end of the third quarter, decreasing from an estimated second quarter level of 23 to 25 weeks, historical average weeks on hand approximated 35 to 40 weeks.

Revenues in our housing market decreased 18% to $261 million and represented 30% of our consolidated sales. The housing side of our business is primarily tied to manufactured housing, single- and multifamily housing, with manufactured housing making up 56% of the total. MH estimated wholesale unit shipments were down 22% in the quarter while total residential housing starts for the third quarter decreased 6% and single-family starts increasing 7% and multifamily starts decreasing 28%.

Our estimated MH content per unit increased 8% to $6,498 on a TTM basis compared to the same period in 2022 as a result of market share gains. Our team has continued to make consistent CPU gains as we collaborate with OEMs as they strive to exceed sustainability and energy efficiency guidelines. Manufactured homes continue to offer an accessible and cost-effective solution compared to the site-built homes, particularly in the face of the acute affordable housing shortage we are experiencing today.

Further, we believe our housing businesses have significant long-term potential given the structural supply and demand imbalances that continue to plague consumers searching for affordable housing alternatives. As noted, the overarching theme of higher interest rates is affecting both dealer floor plan costs and consumer monthly payments across our markets. We continue to be optimistic about the earning power of our business, especially given our past and present cost reduction initiatives and see interest rate stabilization as a potential tailwind.

As we look at the opportunity landscape from new product introductions, market share gains, and the scalability of our RV business to our highly engineered suite of products in our marine portfolio, which includes boat design capabilities to our portfolio of aftermarket solutions we offer to a larger used boat market, we remain confident in our outdoor enthusiast businesses and their targeted future growth.

We expect to continue to invest in these spaces and believe in the industry's long-term health. Additionally, our teams are constantly modeling future scenarios in our markets giving us the ability to react quickly to--on our plans as markets and the economy dictate.

Moving to our growth objectives. Our team remains focused on evaluating acquisitions in our current pipeline while adding potential targets for future consideration. These targets include businesses within our current end markets with similar product offerings, those that might be in adjacent markets, and those that add new products and services to our portfolio.

While we continue to pursue tuck-in acquisitions, we also carefully consider larger acquisitions that align with our long-term vision and strategic objectives. We have a track record of identifying and integrating accretive acquisitions and continue to have a full pipeline of potential targets. Any acquisitions we complete will operate within our brand forward, go-to-market strategy.

Related to capital allocation, we continue to invest in our automation and innovation efforts,as we further refine our operational and production processes. An example of these investments is our expanded use of robotic solutions through robots as a service, which allows us to structure our capital spending more efficiently on targeted automation efforts while mitigating operational risk. We were impressed with the results from the initial autonomous robotic cell and its capabilities to complete multiple surface treatments on composite parts.

We launched the first standing cell application in 2023 and are now implementing robots as a service cells across multiple business units. We will continue to expand our scalability and operational efficiencies, including through ongoing efforts to seek out and develop new solutions for a broad range of manufacturing capabilities.

Our customer-focused, brand-led, go-to-market strategy extends to customization and collaboration as we work in partnership with our valued customers to build innovative and compelling products and solutions to improve the end customers' experience. An example of this is the Harley-Davidson audio powered by Rockford Fosgate partnership. This partnership between two legendary brands cements Rockford as the leading provider of high-performance branded audio for Harley-Davidson enthusiasts.

Our teams do a tremendous job of collaborative innovation and partnership with our customers while offering high-quality customization and full solutions product offering. As Andy noted, we are expanding our product innovation through Patrick's Advanced Products Evolution Group, a team committed to enhancing the solutions we can offer to our valued customers. I'll now turn the call over to Matt, who will provide additional comments on our financial performance.

Matt Filer
Thanks, Jeff, and good morning, everybody. Our consolidated third quarter net sales decreased 22%, or $246 million, to $866 million, driven by a 20% decrease in RV shipments, a 23% decrease in marine shipments and a 22% decrease in manufactured housing shipments. Gross margin increased 170 basis points to 23%, which was the result of our strategic diversification, acquisitions, cost reduction initiatives, investments in automation and continuous improvement, and operational efficiencies.

Warehouse and delivery expenses declined $2 million to $38 million in Q3 2023, increasing 70 basis points as a percentage of sales, due to lower revenue and partially due to acquisitions completed this year. SG&A expense declined $14 million or 17% to $71 million in the third quarter of 2023. SG&A increased 60 basis points as a percentage of sales on lower revenue. Additional factors included higher insurance, software and technology, and nonrecurring reorganization expenses.

Operating income decreased $22 million. Our operating margin remained resilient, decreasing just 10 basis points to 8.2%, driven by the previously described factors. Net income decreased 33% to $40 million, which equates to $1.81 per diluted share. Adjusted EBITDA was $113 million versus $131 million last year. However, adjusted EBITDA margin increased 130 basis points to 13.1% for the third quarter of 2023.

Our overall effective tax rate was 27% for the third quarter compared to 24.1% in the prior year. We continue to estimate our overall effective tax rate for 2023 to be approximately 25% to 26%.
Looking at cash flows, cash provided by operations for the first nine months of 2023 was approximately $294 million, an increase of $64 million, or 28%, compared to approximately $230 million in the prior year's period.

As Andy noted, our solid financial results, coupled with our prudent balance sheet management has resulted in strong cash flow. This quarter, capital expenditures were $11 million, as Jeff noted, we continue to invest in our operations to drive innovation, efficiencies, and long-term value for our customers and stakeholders.

We continue to expect CapEx to range from $65 million to $70 million in 2023. During the quarter, we generated operating cash flow of $115 million, implying free cash flow during the quarter of $105 million. For the trailing twelve-month period, we generated $412 million of free cash flow compared to $250 million for the same period last year.

We remain committed to our disciplined capital allocation strategy. At the end of the third quarter, after paying down $112 million on our debt, including $110 million on our revolving credit facility, we had approximately $700 million of total net liquidity, comprised of $17 million of cash on hand and unused capacity on our revolving credit facility of $683 million. Total net leverage was 2.5 times.

We continue to see the tangible results of our cost, balance sheet, and financial management. With no major debt maturities until 2027 and approximately $700 million of liquidity, we have a solid financial foundation to capitalize on opportunities and successfully navigate current and future market conditions. We returned $10 million in the form of dividends during the quarter. We remain opportunistic on share repurchases and have $84 million left authorized under our current plan at the end of the third quarter.

Moving to our end market outlook. We continue to expect higher interest rates to negatively impact dealers' willingness to hold inventory during the fourth quarter. As Jeff discussed earlier, RV retail registrations have exceeded wholesale shipments during the quarter and the year-to-date period, implying a significant reduction in the number of units on dealer lots. This has been the result of continued discipline by OEMs and dealers, and positions the industry favorably for 2024.

Based on recent trends, we currently estimate full-year RV retail registrations will be down approximately 15% to 17%, implying retail registrations of approximately 370,000 to 380,000 units. Assuming consistent dealer weeks on hand levels, as Jeff noted, this approximates based on our retail estimates, full-year 2023 RV wholesale unit shipments of 300,000 to 310,000 units, implying a decline of approximately 37% to 40% from 2022. For 2024, we currently estimate wholesale and retail unit shipments at 350,000 units.

In our marine market, we estimate 2023 wholesale shipments will be down 15% to 17%. We continue to believe dealer inventories are calibrated. However, as noted, dealers are acting with an abundance of caution given higher floor plan costs as we head into the winter. Retail has outperformed our expectations, and we currently estimate retail registrations will decline 5% to 10% for 2023. For 2024, we currently estimate marine retail and wholesale will be down 15%.

On the housing side of the business, we continue to expect MH wholesale shipments to be down 20% to 25% for 2023 with retail sales absorbing available wholesale production on a real-time basis. In our residential housing end market, we expect 2023 new housing starts will be down 10% to 15%.

We currently expect the housing market to be flat in 2024 and that MH will be up 10%. We estimate our full-year 2023 operating margin will be between 7.5% and 7.8% and continue to expect to generate operating cash in excess of $400 million this year as working capital aligns with revenues, implying free cash flow of $330 million or more, based on our CapEx estimates. That completes my remarks. We are now ready for questions.

Operator
Thank you. At this time, we'll be conducting a question-and-answer session. If you would like to ask a question today, please press “*” “1” from your telephone keypad and a confirmation tone will indicate your line is in the question queue. You may press “*” “2” if you would like to remove your question from the queue. For participants that are using speaker equipment, it may be necessary to pick up your handset before pressing the “*” keys. One moment, please, while we poll for questions. And that’s “*” “1.” Thank you. Thank you. Our first question comes from the line of Scott Stember with Roth MKM. Please proceed with your questions. Mr. Stember, perhaps your line is muted. You’re live for questions.

Scott Stember
Sorry about that. Yeah. I forgot where the mute button was. Sorry about that. Could you guys talk about--apparently a little bit of a stalemate going on with dealers and OEMs, whether it's pricing on '24 product or dealers looking for some help on floor plan. Could you just maybe talk about what you're hearing? Has there been any movement on that front on the order process? And when would you expect that to start to break free a little bit?

Jeff Rodino
Yeah, Scott, this is Jeff. Really coming out of Open House, we didn't expect a lot of orders immediately from the Open House, more of a planning between OEMs and dealers, how they wanted to spread their orders between the fourth quarter and getting into the selling season of the first quarter. So we've continued to see production levels pretty consistent through the end of the third quarter into the fourth quarter.

We will see some shutdowns around Thanksgiving and Christmas, pretty traditional from what we've seen in the past. And we expect with the dealer inventory levels at the level that they are currently, that we'll see some upside going into the first quarter based on their need to have product for the selling season. I will tell you that the OEMs continue to remain disciplined with their production levels, which I think is managing the inventories out in the field and putting them in a really good position as we move forward.

Scott Stember
Got it. And then, on the aftermarket side of the business, can you maybe talk about how that performed in the quarter, mainly in Marine, I suppose, and off-road vehicle and just talk about the prospects for next year, particularly if we are going into some form of a recession?

Andy Nemeth
Sure, Scott. This is Andy. I think that our aftermarket business was actually down just a little bit, which has been consistent with where it's been for a lot of the year. That being said, the margin profile on that business for us is very strong. And so it's performing a little bit better than our expectations as it relates to the margin, which is some of the benefit we've seen on that aftermarket side.

So we're optimistic about it. I think, especially as you look at trends, that we would expect as it relates to discipline and where this financing environment is at from a purchase of new units, we certainly would expect to see the aftermarket play a more countercyclical role as it relates to the average user out there upgrading their unit with aftermarket products. So we're optimistic about it. It's held up from our perspective. It's been--I should say, it's been down a little bit, but held up from a margin perspective, which we feel really good about.

Scott Stember
All right. Just last question, a lot of news about one of your top RV customers starting to do--or starting to bring some functions in-house becoming more vertically integrated. Can you talk about how that would affect Patrick and just, from a bigger picture, what we can expect from a content impact going forward?

Andy Nemeth

Sure. I think that as we look at our product portfolio out there, Scott, we've got, as we talked about, a little bit of a “Good, Better, Best” product offering. We certainly expect to continue to partner with our customers.

I like the innovation that we're seeing out there today just across the spectrum. And I think that's the push that we can get really excited about, especially with our Advanced Product Evolution Group and working with those customers to be able to develop products in partnership side by side with them. We have competition in all of our product categories, and we expect to be competitive in the product categories that we're in. So, we still feel like we've got great partnerships with the OEMs in the space.

Scott Stember
Got it. That's all I have for now. I'll jump back into the queue.

Andy Nemeth
Thank you.

Operator
The next question is from the line of Daniel Moore with CJS Securities. Please proceed with your question.

Daniel Moore
Thank you. Good morning. Thanks for all the color. Maybe shift gears toward the margins. Gross margins are remarkably strong given the current level of demand. You expect to maintain those levels as we look to Q4 and into maybe H1 fiscal '24? Or are you seeing any pricing pressure work its way back to the supply chain at this stage?

Andy Nemeth
Yeah, Dan. This is Andy. I think as it relates to the margins, we expect a little bit of choppiness in Q4. It typically is one of the softer quarters seasonally for us. And would expect just a little bit of choppiness as it relates to that, but that's built into our model.

I think as we look at 1H 2024, we're still feeling like our margin profile is solid. The investments that we've made in automation, without question, are paying off. Our team has done a fabulous job of managing the labor force. And we've also sized the businesses according to the revenue stream that we're seeing today. So, I think when we look across the spectrum in all of our businesses and we look at where the industries are at, we feel like we've modeled the business to that platform and can flex up or down if we need to.

But the leveragability going up for us will be solid. But I think as we look at our gross margins, a lot of the investments. The team has just done an absolutely fantastic job of managing the business, taking out costs, relying on the automation to generate throughput and efficiency, and then continuous improvement initiatives that we've implemented across the spectrum continue to help drive those. So, we're going to stay focused on that. And the goal would be to continue to, again, drive efficiencies and throughput, and then really be able to leverage when we see the markets pick up.

Daniel Moore
Excellent. And obviously, you know, great color on your outlook for each of the verticals as we look into next year. In terms of just cadence, do you expect much of a difference, if any, in terms of shipments, H1 to H2? Do you see things kind of slow--starting out a little slower and then picking up in either of the three main businesses, or relatively consistent across the year?

Andy Nemeth

I think what we expect is a more normal seasonality than we've seen in the past as it relates to production and retail. And I think when you kind of look at where inventory is at today, low, low level of weeks on hand, dealers being very, very thoughtful about the inventories that they're carrying.

The OEMs matched up to be able to produce. We would expect a more seasonal cadence. But again, like I said, I think we're balanced with what we see today as it relates to production levels and sized appropriately. So as we look at it, what I would tell you is, we're watching retail certainly. But with the balance and the calibration that we see in the field today, between manufacturing, production, and retail, we feel really good about the ability to flex across the spectrum.

Daniel Moore
Excellent. Last one, and I'll jump out. Free cash flow has been exceptional. Is there any more working capital left to unwind? Or should we expect it to be more neutral going forward, at least until demand starts to recover? Thank you.

Andy Nemeth
Yes. I think that from a working capital perspective, our team, again, has done an absolutely fantastic job of managing inventories in partnership with our customers. And I don't know that there's a ton of working capital to ring out. We do expect to be - have over $400 million of operating cash at the end of this year, which is really in line with where our expectations were at.

In fact, I think, as we look out into the future, one of the things that we're in a really advantageous position, as it relates to the strength of our balance sheet and our liquidity is, we're looking and saying, okay, if the manufacturing does go up, we want to make sure that we're positioned, and we can be positioned, with the appropriate levels of inventory when it does flex up. So, we're talking to our OEM partners today about production and where their expectations are, to make sure that we're positioned to be able to flex up if we need to add some working capital. So again, I think across the platform, our team has done a fabulous job of managing working capital.

Operator
Thank you. Our next question is from the line of Mike Swartz with Truist Securities. Please proceed with your questions.

Michael Swartz
Hey. Good morning, guys. Maybe just to start on the commentary around your outlook for the marine market for 2024. I think if I heard you right, you said you expect retail to be down 15%. I think that's one of the more bearish views I've heard, and I think that would put us right on the cusp of kind of the depth of great recession demand levels. So maybe just a little color on maybe how you're thinking about the year in Marine and maybe how you got to that number.

Andy Nemeth
Sure, Mike. This is Andy. I think as we look out, right now, we feel, again, that production and retail are very well aligned to kind of one for one. And we're being cautious. As we noted, marine retail has been stronger than we expected. So I would tell you that we're being cautious in modeling our business around that number. And we certainly think that there's some upside potential as you look at the numbers that are there, but we want to make sure that we're thoughtful, as I talked, our business is balanced as it relates to the revenue stream matched against our cost structure.

And so as we look at Marine right now, production levels that we're seeing, tremendous discipline is what I would say in the space. So we're not concerned about over inventory, or the ability to produce. We're just staying cautious as it relates to what it could look like in this environment, and that’s how we are building our model, with upside potential to flex very easily in the event that shipments are better than that. So we've got a cautious outlook, but the caution is just simply around where we're centered today and the ability to flex up very quickly if we need to.

Michael Swartz
Okay. Okay, that's perfect. And then we've all heard the stories of where model year '24 pricing has gone in RV in some instances, down double digits in towables, there's a lot of talk about de-contenting to hit some of those price points. Maybe give us just a backdrop of what you're seeing. And I guess, how much risk do you think the de-contenting dynamic presents to Patrick in terms of your content loads going forward?

Jeff Rodino
Yeah, Mike, this is Jeff. I think what we've really seen after the model change was not necessarily a lot of de-contenting, but the offering or bringing in smaller floor plans--introductory floor plans and trying to hit that lower end of the market. We've seen a little bit more of that in the production levels over the last couple of months, really kind of the end of the third quarter and into the fourth quarter.

So to that sense, it's not necessarily de-contenting as much as not as much content in some of the units that are being built on the smaller range. From a Patrick perspective, I believe, we're in pretty good shape with our content per unit, primarily because of the business we picked up and the market share we've been able to gain over the last 12 months.

It's been pretty incredible what our team has done. They've gone out and really, really pushed hard in that area and we've seen significant growth in the range of about $150 million over the last 12 months. So I think that's going to really offset anything that is in the lower end units, but we--in our normal standard units, we haven't seen a ton of de-contenting. So we feel pretty good about where we stand today.

Michael Swartz
And clarification, that $150 million is something that you anticipate going forward? Or is that something that's already been realized?

Jeff Rodino
Annualized.

Michael Swartz
Okay. Perfect. And then just one more for me, if you will, just the typical breakout between M&A, share, price, and I think you said industry volume was off 22%. So that's easy.

Matt Filer
Yes. Mike. This is Matt Filer. So the 22% revenue decrease that we saw in the quarter, as you mentioned, industry is down across our end markets about 21%. Our net organic impact is down 3%, and then acquisitions had a positive 2% impact. And if you break down that organic impact, pricing is down 5% and pure organic growth is up 2%.

Michael Swartz
Awesome. Thank you so much.

Matt Filer
Thank you.

Operator
Our next question is from the line of Noah Zatzkin with KeyBanc Capital Markets. Please proceed with your questions.

Noah Zatzkin

Hi. Thanks for taking my question. Most of my questions have been asked and answered, but just hoping you could provide some color on how you're thinking about M&A in the current environment and valuations. Thanks.

Andy Nemeth
Noah, this is Andy. Yes. I think, again, as we talked about from a liquidity perspective, and a leverage perspective, we feel really good about our positioning right now to be able to actively look at, and evaluate acquisitions. Our pipeline continues to be full, both organically and we are getting deal flow. Deal flow has actually slowed down from external participants, but the deals that we're cultivating, which we are constantly doing on the organic side continue to be there.

And as we look at valuations, I would tell you that valuations are stable from our perspective. I think as we look at modeling where everybody--where the disconnect today is that on a normalized run rate basis with valuation expectations is really kind of just the gap that's there today. But as we look at our model and we look at where we're at and the businesses that are attractive to us, we feel like we're in a really good position to be offensive, if we want to here, with the liquidity position that we've got, and as well as the leverage position. So we're going to take advantage of opportunities that pop up, but we are also actively cultivating acquisition targets as well.

Noah Zatzkin
Thank you.

Operator
Our next question is from the line of Craig Kennison with Baird. Please proceed with your questions.

Craig Kennison
Good morning. Thanks for taking my question. Many have been addressed already, but I wanted to circle back on content per unit. Came in a little above where we had anticipated, but I know it's an LTM metric. And I'm wondering, as you look into 2024, what's a reasonable expectation for content per unit in RV and marine specifically?

Jeff Rodino
Yes, Craig, this is Jeff. We feel like through the fourth quarter and into the first part of the next year, our content per unit is going to remain relatively flat from where we are. There will be some pricing movement in a few areas, maybe down and some up. But certainly, some of the increased market share we've been able to gain is going to offset anything that we see in the pricing.

Craig Kennison
And that flat, as a comment, relative to your Q3 experience?

Jeff Rodino
That's correct.

Craig Kennison
Okay. Great. Thanks. And then again, looking at 2024, I know it's early, but just--what are some of the puts and takes as you consider the margin profile of your business? And if you can comment on whether labor rates are at all impacted by some of the UAW contract or any other pressures that are facing that environment.

Andy Nemeth
Yeah, Craig, I think as we look out into '24, again, we feel good about our cost structure today with where we're at. We actively partner with our customers from a pricing perspective, as commodities move up and down, and work very well with them in partnership, from my perspective. So as we look at those, that component, the labor side of the business is very stable for us. We've got a great core group of labor, talent out there that is doing a fabulous job, that is flexible and nimble. So we feel good about that.

I think as we just look at the model today, and where we're stabilized, and looking out in the future and positioned. I think we look and say, okay, we're in a good spot. We can flex up very quickly and leverage off of that. And if we need to take some more cost out, we certainly can do that and will do that very prudently. So overall, as we look at the cost structure and the puts and takes, I feel like we can continue to be very flexible and nimble with our business model, our team is just really good at that.

And so I've been so impressed with what they've been able to do and the way that they proactively manage the business has been super invigorating from our perspective. So we feel like we can be flexible and nimble, and flex with wherever volumes are at as we look at going forward. Obviously, there's macroeconomic concerns out there, but we are positioned very well to continue to flex.

Craig Kennison
Great. Thank you.

Operator
Thank you. As a reminder, to ask a question, you may press “*” “1.” The next question is from the line of Griffin Bryan with D.A. Davidson. Please proceed with your questions.

Griffin Bryan
Yeah, thanks. Just one for me. So in terms of the weeks on hand dealer inventory for both marine and RV, do you think this returns to its historical norm or these current levels the new run rate going forward over the medium to long-term? Thanks.

Andy Nemeth
Griffin, we're planning our business around the current weeks on hand levels, which we believe are obviously very low given the interest rate environment, and we certainly appreciate the prudence that both OEMs and dealers are using today to minimize floor plan financing costs. So from our perspective, we're at a low level of weeks on hand, lower than we would have anticipated.

But it's been calibrated from our perspective. And so I think our modeling is centered around consistent weeks on hand. We're not planning anything up. If it does go up, then we would expect some restocking and we will certainly participate in flex with that. But right now, we're building our model off of consistent weeks on hand.

Operator
Thank you. Ladies and gentlemen, I'll turn it over to Andy for closing remarks.

Andy Nemeth
I want to end the call by once again expressing my sincere gratitude to our talented team members, who are the reason for our success. Their dedication and commitment are instrumental to Patrick continuing to be a customer-focused supplier that empowers enthusiasts on the road, on the water, and at home.

We find inspiration in the resilience displayed by our team despite the wide range of market and industry changes we've seen in the past few years. This resilience gives us the confidence that we can navigate any challenges that come our way, and we will continue to utilize our operational and financial levers appropriately to drive sustainable growth and deliver long-term value to our shareholders. We thank everyone who has joined us on the call today.

Operator
Thank you. Ladies and gentlemen, this concludes today's teleconference. Thank you for your participation and you may now disconnect your lines.

Editor

Company Disclaimer

This transcript contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the effects of external macroeconomic factors, including adverse developments in world financial markets, disruptions related to tariffs and other trade issues, and global supply chain interruptions; adverse economic and business conditions, including inflationary pressures, cyclicality and seasonality in the industries we sell our products; the effects of interest rate changes and other monetary and market fluctuations; the deterioration of the financial condition of our customers or suppliers; the ability to adjust our production schedules up or down quickly in response to rapid changes in demand; the loss of a significant customer; changes in consumer preferences; pricing pressures due to competition; conditions in the credit market limiting the ability of consumers and wholesale customers to obtain retail and wholesale financing for RVs, manufactured homes, and marine products; public health emergencies or pandemics, such as the COVID-19 pandemic; the imposition of, or changes in, restrictions and taxes on imports of raw materials and components used in our products; information technology performance and security to include our ability to deter cyberattacks or other information security incidents; any increased cost or limited availability of certain raw materials; the impact of governmental and environmental regulations, and our inability to comply with them; our level of indebtedness; the ability to remain in compliance with our credit agreement covenants; the availability and costs of labor and production facilities and the impact of labor shortages; inventory levels of retailers and manufacturers; the ability to manage working capital, including inventory and inventory obsolescence; the ability to generate cash flow or obtain financing to fund growth; future growth rates in the Company's core businesses; realization and impact of efficiency improvements and cost reductions; the successful integration of acquisitions and other growth initiatives; increases in interest rates and oil and gasoline prices; the ability to retain key executive and management personnel; the impact on our business resulting from wars and military conflicts such as war in Ukraine and evolving conflict in Israel, Gaza and Syria, and throughout the Middle East; natural disasters or other unforeseen events, and adverse weather conditions.

There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. Information about certain risks that could affect our business and cause actual results to differ from those expressed or implied in the forward-looking statements are contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2022, and in the Company's Forms 10-Q for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov. Each forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date on which it is made.

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